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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

                               September 30, 2002

                                County Bank Corp
             Michigan Commission file number 0-17482 EIN 38-0746239
                     83 W. Nepessing St., Lapeer, MI 48446
                                 (810) 664-2977

Item 5. Other events and Regulation FD Disclosure.


September 27, 2002


Dear Shareholder:

It is my pleasure to enclose a check representing the third quarter cash dividend of $.22 per share on your County Bank Corp common stock. This 148th consecutive cash dividend paid to our shareholders, is payable September 30, 2002 to shareholders of record September 16, 2002. The amount is an increase of 10% over September of last year and totals $261,024.

Through eight months net income is $2,475,000, up $244,000 from a year ago. Return on average assets is 1.59% versus 1.50% one year ago. Total assets are up slightly at $235.4 million with deposits at $204.3 million. Capital remains very strong at $28.5 million, again exceeding all regulatory guidelines.

Return on equity is 13.5%, up only slightly from last year due to the strength and size of our capital. Annualized earnings per share are $3.13 versus $2.82 in August of last year. Stock sales continue to be infrequent, with a price in the $47-$48 per share range.

Led by an increase of nearly $12 million in commercial loans, outstanding loans rose to $150.7 million, an increase of $12.5 million over August of last year. Home equity loan growth of $3.9 million offset the declines in residential mortgages and consumer loans.

In other news we held a dinner on September 19th to honor and thank our customers and shareholders who've paved the way for our success over the past 100 years. The dinner, held under 26,000 sq. ft. of tents in Annrook Park, was attended by over 3,000 customers.

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Truly a remarkable success! That dinner was the culmination of the ongoing celebration of our 100th anniversary. Over $15,000 in prizes were drawn for 80 customers.

As the colors change please have a safe and enjoyable fall.

Very truly yours,



CURT CARTER
President



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                                        County Bank Corp

                                                        /s/ Joseph H. Black
                                                        -------------------
                                                        Joseph H. Black
                                                        Treasurer
Date: September 30, 2002